EXHIBIT 99.1

15 February 2001

          Sports.com adds betting to Europe's most visited sports site

Sports.com Limited, Europe's leading Internet and mobile data provider of sports content and publisher of www.sports.com, Europe's most visited sports site, has today announced the launch of a full online betting service in the United Kingdom.

Sports.com will continue to offer the most comprehensive coverage of football, cricket, rugby, Formula One, and other sports that has made Sports.com the most visited sports site in Europe both in terms of visitors to its fixed Internet site and from wireless applications such as mobile devices.

Sports.com sees the provision of a full bookmaking service as an additional revenue stream to its proven business model. Currently, Sports.com derives income from advertising, sponsorship, licensed content, e-commerce and strategic partnerships.

"Sports.com is the most visited sports site because we have something for everyone: real-time results from 21 European football leagues, kit from all the teams, live fantasy leagues, major prize contests, and now online betting on numerous European sporting events," said Tom Jessiman, Managing Director.

                                     -ends-

For further information:
Caroline Costello, Citigate Dewe Rogerson                     020 7282 2858
Lyndsey Davey, Citigate Dewe Rogerson                         020 7282 2976
Gavin Chittick, Sports .com                                   020 8233 5990

About Sports.com

Sports.com (http://www.sports.com) is the leading European Internet and mobile data provider of sports content, community, commerce and betting. Sports.com is the most visited European sports site, with European coverage in English of football, rugby, Formula One, rally, cricket, boxing, sailing, tennis and golf as well as all sports in local languages in France, Germany, Italy and Spain. Sports.com is the primary sports content provider in the United Kingdom for AOL, BT Internet, The Financial Times' FT.com, in France for France Telecom's Voila and Wanadoo, in Germany for Freenet and GMX, in Italy for Virgilio, in Spain for Ya.com and in five countries for Lycos Europe. Sports.com is the official Internet partner of Manchester United (www.manutd.com), the Open Championship (www.opengolf.com) and the French National Olympic Team (www.franceolympique.com) and is the official sports partner of www.wimbledon.org (Official Wimbledon Championships Site).